Exhibit 99.1

NEWS RELEASE

Halcón Resources Announces Pricing of

$400 Million Private Placement

HOUSTON, TEXAS – March 1, 2012 – Halcón Resources Corporation (NASDAQ: HK) today announced that it has entered into definitive agreements with institutional investors to sell, in a private offering, approximately 4,444 shares of automatically convertible preferred stock, each share of which will be convertible into 10,000 shares of its common stock, for anticipated gross proceeds of approximately $400 million, or $9.00 per common share. The Company expects the private offering to close on March 5, 2012, subject to certain closing conditions. The Company intends to use the proceeds for general corporate purposes, including leasing or acquiring acreage, seismic data, drilling and completion, and the acquisition of assets or existing operating companies.

The preferred stock will automatically convert into common stock on the 20th calendar day following the mailing of a definitive information statement to the Company’s stockholders notifying them that the Company’s majority stockholder has consented to the issuance of common stock upon conversion of the preferred stock.

The Company has agreed to file a registration statement with the Securities and Exchange Commission within 30 days following the closing of the private placement covering resales of the common stock issued upon conversion of the preferred stock sold in the private placement, and to use reasonable efforts to cause the registration statement to be declared effective by the SEC within 120 days following closing.

The securities offered by the Company in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States absent such registration or an applicable exemption from registration requirements.

This press release is being issued pursuant to Rule 135c under the Securities Act. This press release is neither an offer to sell nor a solicitation of an offer to buy any of the securities to be issued in the private placement.

Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities and Exchange Act of 1934 as amended. Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects”, “believes”, “intends”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, or “probable” or statements that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved. Forward-looking statements are based on current beliefs and expectations and involve certain assumptions or estimates that involve various risks and uncertainties that could cause actual results to differ materially from those reflected in the statements. Readers should not place undue reliance on any such forward-looking statements, which are made only as of the date hereof. The Company has no duty, and assumes no obligation, to update forward-looking statements as a result of new information, future events or changes in the Company’s expectations.

About Halcón Resources

Halcón Resources Corporation is an independent energy company engaged in the acquisition, production, exploration and development of onshore oil and natural gas properties in the United States.

Contact:

Scott M. Zuehlke

Director of Investor Relations

Halcón Resources

(832) 538-0314